                                                                    EXHIBIT 23.2



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-127116 on Form S-3 of our report dated March 26, 2004 (except with respect to the matters discussed in Notes 8 and 14, as to which the date is April 14, 2004), relating to the consolidated financial statements and financial statement schedule of CD&L, Inc. as of December 31, 2003 and for the years ended December 31, 2003 and 2002, appearing in the Annual Report on Form 10-K of CD&L, Inc. for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP


New York, New York
August 10, 2005